Exhibit 99.1

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(469) 587-3334

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

Fossil Receives NASDAQ Notice Regarding Delayed Filing of Form 10-Q
 Company to Request Hearing Regarding Stock Listing

Richardson, TX., November 24, 2006 — Fossil, Inc. (NasdaqGS: FOSL) today announced that it plans to request a hearing before the Nasdaq Listing Qualifications Panel following the receipt, on November 20, 2006, of a Nasdaq Staff Determination notice indicating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14), and that its securities are therefore subject to delisting. The letter was issued in accordance with Nasdaq procedures because the Company did not timely file its Quarterly Report on Form 10-Q for the period ended October 7, 2006.  There can be no assurance that the Panel will grant the Company’s request for continued listing. Pending a decision by the Panel, the Company’s common stock will remain listed on The Nasdaq Global Select Market.

The Company has previously announced that a Special Committee of the Board of Directors is voluntarily reviewing the Company’s equity granting practices. As a result of this review, the Company has delayed filing its report on Form 10-Q for the fiscal quarter ended October 7, 2006. The Company plans to become current on its periodic reports required under the Securities and Exchange Act of 1934, as amended, as soon as practical following the completion of the Special Committee’s review.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are:  the potential accounting, financial, tax and other impact of the Special Committee’s review of the Company’s equity granting practices; timing of the completion of the Special Committee’s review; the outcome of the Company’s planned hearing with Nasdaq; and the results of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Form 10-Q reports filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this press release and, except as required by law, the Company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Fossil

Fossil, Inc. is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company’s principal offerings include an extensive line of fashion watches sold under the Company’s proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company’s products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company’s e-commerce website at www.fossil.com. Certain product, press release and SEC filing information concerning the Company is available at the website.